Exhibit 99.1

NeuroMetrix Announces $7.0 Million Private Placement of Preferred Stock and Warrants

Will not complete previously announced registered offering

WALTHAM, Mass.—(BUSINESS WIRE)— NeuroMetrix, Inc. (NASDAQ: NURO, NUROW) announced today that it has entered into a definitive securities purchase agreement with a healthcare dedicated institutional investor in connection with a private placement of 7,000 shares of Series E convertible preferred stock at a price of $1,000 per share, and warrants to purchase an aggregate of approximately 10.0 million shares of common stock at an exercise price of $0.70 per share. The Company expects to receive gross proceeds from the offering of $7.0 million, in an initial tranche of $4.0 million and a second tranche, which is subject to shareholder approval and an effective resale registration statement, of $3.0 million. The proceeds of the offering will be used for commercialization of Quell®, the Company's over-the-counter wearable device for relief of chronic pain, in the United States, and for general working capital purposes. The Company will not complete the public offering of units, and the associated repurchase of Series D convertible preferred stock, as announced on December 20, 2016, due to feedback from the Nasdaq Stock Market, Inc.

The Series E convertible preferred stock will be convertible at any time into an aggregate of approximately 10.0 million shares of common stock at a conversion ratio of 1,429, subject to certain ownership limitations. The Series E convertible preferred stock is only entitled to dividends in the event dividends are paid on the Company's common stock and will not have any preferences over the Company's common stock, including liquidation rights. The warrants will be exercisable six months from their date of issuance and will expire five years from the initial exercise date.

The Company is obligated to seek shareholder approval for the issuance of the second tranche of the Series E convertible preferred stock and warrants, and will schedule a meeting of its shareholders for that purpose. At that meeting, shareholders will also be asked to approve amendments to 23,486,286 existing warrants and 19,459 shares of Series D convertible preferred stock held by the investor, which are convertible into 10,780,554 shares of common stock, to provide that the exercise price of such warrants, and the conversion price of such preferred shares, will be reset to $0.70 per share retroactively as of December 19, 2016. Additionally, until shareholder approval is obtained, the Series E convertible preferred stock issued in the initial tranche will be subject to a conversion limitation of approximately 1.2 million shares of common stock. Finally, in connection with the Offering, (i) the exercise prices of an aggregate of 11,685,732 of the Existing Warrants will be immediately reset to $0.92 and will not be exercisable for six months and one day from December 28, 2016 and the expiration date of such warrants will also be extended for six months and (ii) the expiration date of 5,411,764 of the Existing Warrants will be extended by five years to June 28, 2022.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, is acting as the exclusive placement agent for the transaction.

The first tranche of the offering is expected to close on or about December 30, 2016, subject to satisfaction of customary closing conditions.

The shares of Series E convertible preferred stock and warrants described above have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement with the investor, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the Series E convertible preferred stock and upon exercise of the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NeuroMetrix

NeuroMetrix is a commercial stage, innovation driven healthcare company combining bioelectrical and digital medicine to address chronic health conditions including chronic pain, sleep disorders, and diabetes. The company's lead product is Quell, an over-the-counter wearable therapeutic device for chronic pain. Quell is integrated into a digital health platform that helps patients optimize their therapy and decrease the impact of chronic pain on their quality of life. The company also markets DPNCheck®, a rapid point-of-care test for diabetic neuropathy, which is the most common long-term complication of Type 2 diabetes. The company maintains an active research effort and has several pipeline programs, including a therapeutic device for restless leg syndrome. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit www.NeuroMetrix.com.

NeuroMetrix, Inc.
Thomas T. Higgins, 781-314-2761
SVP and Chief Financial Officer
neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.